American Mutual Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 04/30/10
File number 811-00572

77C.           The Board of Directors of American Mutual Fund, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the American Mutual Fund, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Louise H. Bryson	457,463,504	13,607,750
Mary Anne Dolan	457,536,535	13,534,719
James K. Dunton	457,487,512	13,583,742
James G. Ellis	457,372,546	13,698,708
Leonard R. Fuller	457,322,370	13,748,884
Joyce E. Gordon	457,577,709	13,493,545
William D. Jones	457,438,014	13,633,240
L. Daniel Jorndt	457,424,972	13,646,282
William H. Kling	457,281,273	13,789,981
John G. McDonald	457,286,123	13,785,131
Bailey Morris-Eck	457,448,833	13,622,421
Olin C. Robison	457,284,215	13,787,039
Steven B. Sample	457,366,668	13,704,586

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
383,349,633	10,200,933	77,520,688

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	381,847,919	11,581,550	77,641,785
3b.	381,711,789	11,591,359	77,768,106
3c.	382,204,542	10,711,876	78,154,836
3d.	380,636,272	12,545,672	77,889,310
3e.	380,507,637	12,513,532	78,050,085
3f.	382,342,333	10,655,112	78,073,809
3g.	380,192,445	11,973,253	78,905,556

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
378,655,040	14,228,173	78,188,041

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
379,978,815	12,050,075	79,042,364

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
378,937,317	13,519,012	78,614,925

Approval to consider a proposal submitted by shareholders of the fund that requests the Board of the Fund to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violation of human rights:”

Votes For	Votes Against	Votes Abstaining
43,764,571	341,346,405	19,819,784

*Includes broker non-votes.